Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Good Quarterly Revenues and Profits

Parts Sales and Aftermarket Support Drives Results

April 21, 2020, Bellevue, Washington – “PACCAR reported good revenues and net income for the first quarter of 2020,” said Preston Feight, chief executive officer. “First quarter truck deliveries were impacted by the temporary closures of PACCAR truck manufacturing facilities worldwide, which began March 24, resulting from government coronavirus mandates. PACCAR Parts achieved record results as they supported the shipment of medical supplies, food, infrastructure material and essential goods to our communities around the world. I am very proud of our employees, their support of each other, and their commitment to deliver essential products and services to our customers.”

Feight added, “PACCAR has taken many positive steps in fighting the virus. We have temporarily closed our truck factories and have realigned all of our facilities to enhance social distancing. Every factory, office and distribution center has implemented best practices for deep cleaning, staggered shifts and employee spacing. Thousands of our employees are working from home when possible.”

First quarter 2020 revenues were $5.16 billion, compared to $6.49 billion earned in the first quarter of 2019. PACCAR achieved net income of $359.4 million ($1.03 per diluted share) in the first quarter of this year, compared to $629.0 million ($1.81 per diluted share) earned in the same period last year.

Harrie Schippers, president and chief financial officer, noted, “PACCAR delivered Truck, Parts and Other gross margins of 12.3% in the first quarter. A core competency of DAF, Kenworth and Peterbilt manufacturing facilities is managing build rate fluctuations, gained from the normal cyclicality in our industry. The company is rigorously aligning operating costs to reflect changing market conditions, including selectively reducing capital investment and research & development costs. The first quarter included higher accruals for product support costs and lower used truck results. The company has achieved 81 consecutive years of profitability, managing through all business cycles.”

Kenworth Robotic Cab Build Cell, Chillicothe, Ohio

PACCAR’s Strong Balance Sheet and Dividend Announcement

“PACCAR is in a strong financial position, with excellent liquidity and investment-grade credit ratings of A+/A1,” shared Mark Pigott, executive chairman. Manufacturing cash and marketable securities were $4.3 billion at March 31, 2020. The company also has access to committed bank facilities of $3.0 billion.

PACCAR’s Board of Directors declared a regular quarterly cash dividend of thirty-two cents ($.32) per share, payable on June 2, 2020, to stockholders of record at the close of business on May 12, 2020.

Highlights – First Quarter 2020
Highlights of PACCAR’s financial results during the first quarter of 2020 include:

•	Consolidated net sales and revenues of $5.16 billion.
•	Net income of $359.4 million.
•	PACCAR Parts revenues of $998.6 million and pretax profits of $214.7 million.
•	PACCAR Financial Services revenues of $383.7 million and pretax profits of $48.3 million.
•	Research and development expenses of $71.0 million.
•	Capital investments of $177.1 million
•	Cash flow from operations of $425.9 million.
•	Manufacturing cash and marketable securities of $4.3 billion.
•	Stockholders’ equity of $9.64 billion.

Kenworth, Peterbilt and DAF Gain Market Share in Uncertain Global Truck Markets

“The outlook for global economies and truck markets is weaker due to the coronavirus pandemic,” said Gary Moore, executive vice president. “Governments worldwide have implemented fiscal and monetary actions to assist individuals and businesses and prepare for an eventual recovery. In this uncertain time it is difficult to estimate 2020 truck industry retail sales in North America, Europe and South America.”

Kenworth and Peterbilt’s U.S. and Canada Class 8 truck retail sales market share increased to 30.4% in the first quarter of 2020. Darrin Siver, senior vice president, said, “Customers recognize the industry-leading quality and low total cost of ownership of Peterbilt and Kenworth trucks.”

DAF increased its market share in the European above 16-tonne segment in the first quarter this year to 16.7%. Harry Wolters, DAF president said, “DAF trucks deliver exceptional value to customers through their premium quality and excellent fuel efficiency.”

DAF Brasil’s market share increased to 8.7% in the above 40-tonne truck segment, compared to 6.1% market share in 2019. “Customers appreciate the durability and reliability of DAF trucks in Brasil, which is one of the most demanding operating environments in the world,” said Mike Kuester, assistant vice president of South America.

PACCAR Parts Distribution Center in Ponta Grossa, Brasil

PACCAR Parts Achieves Excellent Quarterly Sales and Record Profit

PACCAR Parts 18 parts distribution centers (PDCs) support more than 2,200 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts earned record quarterly pretax income of $214.7 million in the first quarter of 2020, which is 3% higher than the $207.6 million earned in the same period last year. PACCAR Parts achieved first quarter revenues of $998.6 million, compared to the $1.0 billion reported in the same period last year. David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts is achieving solid results due to investments in distribution and innovative technology, initiatives such as TRP all-makes parts and TRP stores, and a growing population of connected PACCAR vehicles.”

Jim Walenczak, PACCAR Parts assistant general manager, added, “PACCAR Parts has invested in its e-commerce platform for many years, which is benefiting our customers and dealers in this challenging time.” PACCAR Parts is expanding its logistical footprint and plans to open a new 250,000 square foot PDC in Las Vegas, Nevada, and a 160,000 square foot PDC in Ponta Grossa, Brasil, in the second quarter of 2020.

PACCAR Parts Distribution Center in Las Vegas, Nevada

PACCAR Financial Services Results
PACCAR Financial Services (PFS) has a portfolio of 209,000 trucks and trailers, with total assets of $15.64 billion. PacLease, a major full-service truck leasing company in North America, Europe and Australia with a fleet of 39,000 vehicles, is included in this segment. PFS earned first quarter 2020 revenues of $383.7 million and pretax income of $48.3 million. Todd Hubbard, vice president, said, “PACCAR Financial achieved reasonable first quarter results considering the challenging market. The high quality of the portfolio is supported by conservative underwriting and matched-term funding of receivables. The used truck market, mostly in Europe, has experienced lower industry-wide vehicle values. PACCAR Financial is leveraging its investments in worldwide used truck retail center capacity to sell an increased number of used trucks at retail prices, which enhances used truck sales margins. PFS recently opened a used truck center in Denton, Texas, and plans to open retail used truck facilities in Prague, Czech Republic and Madrid, Spain this year.”

PACCAR Financial Used Truck Center

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “PACCAR Financial Services has excellent ongoing access to the debt markets, issuing commercial paper on a regular basis and $632 million of three- and five-year term notes during the first quarter of 2020.”

Capital Investments and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $7.0 billion in new and expanded facilities, innovative products and new technologies during the past decade. “PACCAR is rigorously reviewing capital investments and R&D projects. We have reduced 2020 capital expenditures by $100 million to a range of $525-$575 million, and have lowered research and development expenses by $45 million to a range of $265-$295 million,” noted Mike Dozier, senior vice president.

Peterbilt, Kenworth and DAF are field-testing battery electric, hydrogen fuel cell and hybrid powertrain trucks with customers in North America and Europe. “PACCAR is enhancing its environmental and engineering leadership with the development of innovative alternative powertrain commercial vehicles,” said Kyle Quinn, chief technology officer.

DAF LF Electric, CF Electric and CF Hybrid Trucks

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 21, 2020, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 5, 2020. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in this release due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2020	2019
Truck, Parts and Other:
Net sales and revenues	$4,778.0	$6,138.1
Cost of sales and revenues	4,189.6	5,217.1
Research and development	71.0	78.3
Selling, general and administrative	131.4	136.9
Interest and other (income), net	(13.1)	(10.3)

Truck, Parts and Other Income Before Income Taxes	399.1	716.1

Financial Services:
Revenues	383.7	349.5
Interest and other	285.8	230.8
Selling, general and administrative	32.6	32.5
Provision for losses on receivables	17.0	2.2

Financial Services Income Before Income Taxes	48.3	84.0
Investment income	14.8	19.3

Total Income Before Income Taxes	462.2	819.4
Income taxes	102.8	190.4

Net Income	$359.4	$629.0

Net Income Per Share:
Basic	$1.04	$1.81
Diluted	$1.03	$1.81

Weighted Average Shares Outstanding:
Basic	346.9	347.2
Diluted	347.3	347.8

Dividends declared per share	$.32	$.32

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2020	2019
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,328.1	$5,169.4
Trade and other receivables, net	1,277.0	1,306.1
Inventories, net	1,270.1	1,153.2
Property, plant and equipment, net	2,925.3	2,883.8
Equipment on operating leases and other, net	1,849.9	1,777.2
Financial Services Assets	15,644.3	16,071.4

	$27,294.7	$28,361.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,156.5	$6,013.1
Financial Services Liabilities	12,500.8	12,641.9
STOCKHOLDERS' EQUITY	9,637.4	9,706.1

	$27,294.7	$28,361.1

Common Shares Outstanding	345.7	346.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31,	2020	2019
OPERATING ACTIVITIES:
Net income	$359.4	$629.0
Depreciation and amortization:
Property, plant and equipment	70.0	81.4
Equipment on operating leases and other	202.0	177.7
Net change in trade receivables, inventory and payables	(193.9)	(130.0)
Net increase in wholesale receivables on new trucks	(6.8)	(402.7)
All other operating activities, net	(4.8)	7.6

Net Cash Provided by Operating Activities	425.9	363.0

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(176.4)	(102.8)
Acquisitions of equipment for operating leases	(280.1)	(287.4)
Net increase in financial services receivables	(94.2)	(119.0)
Net decrease (increase) in marketable debt securities	40.5	(56.0)
Proceeds from asset disposals and other	130.4	164.5

Net Cash Used in Investing Activities	(379.8)	(400.7)

FINANCING ACTIVITIES:
Payments of cash dividends	(907.4)	(806.1)
Purchases of treasury stock	(41.5)	(32.9)
Proceeds from stock compensation transactions	6.3	15.9
Net increase in debt	108.9	272.8

Net Cash Used in Financing Activities	(833.7)	(550.3)
Effect of exchange rate changes on cash	(64.4)	(5.3)

Net Decrease in Cash and Cash Equivalents	(852.0)	(593.3)
Cash and cash equivalents at beginning of period	4,175.1	3,435.9

Cash and cash equivalents at end of period	$3,323.1	$2,842.6

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2020	2019
Sales and Revenues:
Truck	$3,757.6	$5,107.3
Parts	998.6	1,004.7
Financial Services	383.7	349.5
Other	21.8	26.1

	$5,161.7	$6,487.6

Pretax Profit:
Truck	$183.1	$517.0
Parts	214.7	207.6
Financial Services	48.3	84.0
Investment Income and Other	16.1	10.8

	$462.2	$819.4

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2020	2019
United States and Canada	$3,330.1	$4,121.8
Europe	1,260.1	1,674.3
Other	571.5	691.5

	$5,161.7	$6,487.6

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2020	2019
United States and Canada	22,200	28,900
Europe	11,600	16,900
Other	4,600	5,700

	38,400	51,500